Exhibit 99.1
Autoliv Releases $57 million of Tax Reserves

(Stockholm, Sept. 20, 2006) - Autoliv Inc. (NYSE: ALV and SSE: ALIV), the worldwide leader in automotive safety systems, will recognize a non-cash income tax benefit in its third quarter of approximately $57 million resulting from the release of reserves for income taxes.

As a result, Autoliv will report an income from income taxes on the tax line in its income statement for the third quarter and an exceptionally low effective tax rate for the nine-month period and the full year of 2006. The effect on shareholders' equity of the tax reserve release will be an increase of approximately 2% due to the one-time effect that corresponds to approximately 70 cents in earnings per share. Additionally, based on the capital structure at the latest closing (i.e. June 30), operating working capital in relation to 12-month sales will be increased by approximately 1 percentage point and the return on equity will be slightly more than 2 percentage points higher on a year-to-date basis than without the release of tax reserves.

Background
The release has been triggered by a recently completed tax examination in the U.S. and the subsequent closing, on September 18, of the statute of limitations covering the tax returns for the six years since the formation of Autoliv Inc. on May 1, 1997 through December 31, 2002. The closing of the statute of limitations which results from the passage of time means the tax returns filed for these years have been finalized by the tax authorities and are not subject to further audit.

Inquiries:
Magnus Lindquist, Vice President and CFO, Autoliv, Inc. Tel. +46 8 587 20 612